Exhibit 107

CALCULATION OF FILING FEE TABLES

Form F-1

(Form Type)

Joint Stock Company Kaspi.kz

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common shares, no par value, represented by American depositary shares(2)	Rule 457(o)	—	—	$191,590,000(3)	.00014760	$28,278.68

Fees Previously Paid	Equity	—	—	—	—	—	—	—

Total Offering Amounts						$191,590,000		$28,278.68

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$28,278.68

(1)	Includes the offering price of additional American depositary shares (“ADSs”) that the underwriters have the option to purchase.
(2)	ADSs will be registered under a separate registration statement on Form F-6 (File No. 333- 276302). Each ADS represents one common share.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The registrant previously registered securities with a proposed maximum aggregate offering price not to exceed $1,003,950,000 on a Registration Statement on Form F-1, as amended (File No. 333-276293), which was declared effective by the U.S. Securities and Exchange Commission on January 18, 2024. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $191,590,000 is hereby registered.